UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2011

ZENITECH CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	333-169494	99-0360626
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 1200, 1000 N. West St, Wilmington, Delaware	19801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 295-4898

n/a
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We increased our number of directors from one to two directors, appointing Mr. Mo You Yu as a new Director. Our existing director, Ms. Hong Yang, will continue to be a director.

There are no family relationship between any director, executive officer, or person nominated or chosen by the us to become one of our directors or executive officers.

Mr. Mo You Yu, Director

Mr. Mo You Yu got his bachelor degree in International Finance and World Economics from the Shanghai University of Finance and Economics of China in 1984. He is also trained in accounting in Canada and has got his master’s degree in International Management from the Whitworth University School of Global Commerce and Management in the United States of America. He had been a project investment banker having worked in Bank of China Shanghai Branch for about six years. His portfolios included many multimillion-dollar overseas joint venture projects in manufacturing, construction, off-shore oil exploration, health care, hospitality and agricultural industries, et cetera. He also served as board members in some of the above corporations. For the past nine years, he organized over a dozen official delegations from China to both Canada and the U.S. for professional training and exchange programs in the health care field. He has also assisted a Canadian company in identifying, evaluating, contracting and outsourcing Chinese manufacturers for a plastic liner bag product for the North American market.

Mr. Yu has not previously held any positions as a director or officer of a public company.

Our directors hold office until the next annual meeting of the stockholders or until their successors have been duly elected or appointed and qualified. The officers of our company are appointed by our directors and hold office until their death, resignation or removal from office. As of March 21, 2011, our directors and executive officers, their ages, positions held and dates first elected or appointed are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Hong Yang	President, Secretary Treasurer and Director	41	July 2005
Mo You Yu	Director	48	March 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITECH CORPORATION

/s/ Hong Yang
Hong Yang

President

March 23, 2011